Exhibit 99.2

Final Transcript

Conference Call Transcript LTRX - Q4 2005 Lantronix, Inc. Earnings Conference Call Event Date/Time: Sep. 08. 2005 / 2:00PM PT Event Duration: N/A

CORPORATE PARTICIPANTS

EE Wang
Wang Strategic Communications - Investor and Corporate Communications Counsel

Marc Nussbaum
Lantronix, Inc. - President and CEO

Jim Kerrigan
Lantronix, Inc. - CFO

Chris Humphrey
Lantronix, Inc. - SVP of Marketing

CONFERENCE CALL PARTICIPANTS

David Soetebier
JM Dutton - Analyst

Bill Kitchel
Millrace - Analyst

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Final Transcript

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Lantronix fourth-quarter and fiscal 2005 conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Thursday, September 8, 2005. I would now like to turn the conference over to EE Wang, Corporate Communications Counsel (ph).

EE Wang - Wang Strategic Communications - Investor and Corporate Communications Counsel

Thanks, Noah. Good afternoon, everyone, and welcome to today's conference call. My name is EE Wang with Wang Strategic Communications, Investor and Corporate Communications Counsel for Lantronix. Joining us on today's call are Marc Nussbaum, President and Chief Executive Officer, and Jim Kerrigan, Chief Financial Officer.

An archived webcast of this call will be available on the Company's website at www.Lantronix.com, beginning today at 7 PM Eastern Time and thereafter. There will also be an audio playback beginning today at 7 PM Eastern Time and running through 7 PM tomorrow, September 9. The number to call is 1-800-633-8284, and the access code is 21259750. International callers should dial 001-402-977-9140 and use the same access code, 21259750.

Before we begin, I would like to remind you that during the course of this conference call, we will be making forward-looking statements in our comments and in response to your questions concerning, among other matters, (technical difficulty) market opportunities for Lantronix products and technologies, cost savings from expense reductions, cash usage and cash breakeven, gross margins, financial performance, product development, new product introductions, engineering and design activities, manufacturing flexibility, the soft market and shareholder value.

These forward-looking statements are based on Lantronix's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially as a result of several factors. We encourage you to read the risk factors in our Report on Form 10-K for the period ended June 30, 2005, and our other SEC filings for an understanding of the factors that could cause our actual results to differ and may affect our business and results.

We undertake no obligation to update this webcast or any forward-looking statement to reflect new information or events or for any other reason, and you should not assume later in the quarter that the comments we make today are still valid.

Now that we've got that housekeeping out of the way, it's my pleasure to introduce Marc Nussbaum, President and Chief Executive Officer of Lantronix. Marc?

Marc Nussbaum - Lantronix, Inc. - President and CEO

Thanks, E.E., and good afternoon to everyone. Joining Jim and me today are Bob Cross, Senior Vice President of Research and Development; Chris Humphrey, Senior Vice President of Marketing; David Schafer, Senior Vice President of Worldwide Sales; and John Warwick, Senior Vice President of Operations.

As indicated in today's news release, Lantronix ended its fiscal 2005 with cash-positive results in the June quarter, the first such accomplishment in four years. Our cash balance at the end of June was $6.8 million. We have zero debt, and we intended to remain cash-positive going forward.

Fiscal 2005 was a period of fundamental change for both core businesses. Where a pure startup would have delivered what appears to be stellar growth, Lantronix has done okay, delivering decent but modest growth in its core lines while managing dramatic change away from older products. For example, we drove the device networking market to higher volumes with products such as XPort. If the XPort had been a stand-alone company, we would be reporting more than 50% revenue growth over the prior year.

In the IT management space, we changed our focus to delivering products that address higher-growth segments, specifically large data centers. If our console servers or RemoteKVM products were a stand-alone company, we would be reporting 10% growth over the prior year. Of course, we will continue to manage change. However, these successes confirm that we are on the right track.

The Lantronix management team will not be satisfied until the total Company delivers stellar growth and solid profitability. Based on our experience over the past year, we reaffirm our strategic commitments to the machine-to-machine market as a vehicle for delivering these results.

Over the year, we continued to grow the device networking category, increasing annual revenues by 9%. It is important to note that we are comparing our performance on an apples-to-apples basis with others. Lantronix was typically better or more on par with the rest. For example, our largest competitor was up 1% year over year for the June quarter; Lantronix was up 10%.

During fiscal 2005, we introduced a new line of USB device servers, secured an early leadership position in LAN wireless device networking and strengthened our share of the embedded module market. Two years ago, the Company initiated a major thrust into the embedded business with the introduction of XPort. This family has grown from essentially zero in 2003 to a dominant position, creating a whole new category within M2M. Our XPort family delivered particularly strong results this past year. Exiting Q4, XPort made up 79% of shipments in our embedded business, up from 42% in the last quarter of fiscal 2004. With this dramatic shift away from older board-level products behind us, we should be able to convert more of the embedded unit growth to the topline revenue over the next year.

Design wins continue, and the interest level is high, as demonstrated by orders for almost 2000 of our XPort and WiPort evaluation kits last fiscal year. We estimate the number of customers purchasing more than 50 units per quarter has almost doubled over the past 12 months, and unit growth for our embedded solutions were up 58% compared to fiscal 2004.

Just yesterday, we announced expansion of the XPort line to higher-performance applications with our latest third-generation operating system on the XPort Architect platform. XPort Architect makes integration of machines into enterprise business systems easier and delivers increased flexibility to customers who choose to have their own application on top of our core technology.

Shipments of external device servers also increased this past year, although not as fast as the embedded line of business. These lines continue to undergo a transition from older solutions to more cost-effective, new technologies. We expect accelerated growth in this line of business in fiscal 2006, driven primarily by new products.

Expansion of the M2M market will accelerate as the world brings more devices online. This aspect of our business is important to our future and the key to building long-term shareholder value. In the quarter ended June 30, 2005, device networking represented nearly two-thirds of our total revenue. Later, we will discuss in more detail the M2M market outlook and how we see this segment developing as we move into fiscal 2006 and beyond.

Overall, our IT management revenues for fiscal 2005 were disappointingly flat, declining by approximately 1.7%. This has turned out to be a challenging market that was impacted last year by a slowdown in IT spending. However, despite these results, we have succeeded in repositioning the business to address the growth segments of the market, namely the large data centers. We can now report increased sales in this segment over the past few quarters, and this should begin to drive overall IT management revenue in fiscal '06. I will talk about our outlook for the market and provide more insight into the moving pieces within IT management later in the call.

During fiscal 2005, we continued to leverage the contributions from our profitable non-core business lines. This category declined 2.7 million last year and now comprises about 13% of our total revenues, down from 24% two years ago. In fiscal 2006, Lantronix expects to accelerate growth and to deliver improvements in both earnings and cash flow. Clearly, we have an improving situation in front of us, due in part to growth in our core markets, the lessening effect of our home product transitions and the increased competitiveness and expansion in many of our major product categories.

With that, I would like to turn the call over to Jim, who will review our financial results. Jim?

Jim Kerrigan - Lantronix, Inc. - CFO

Thank you, Marc, and good afternoon to everyone. As we discussed in our news release today, for the fiscal year ended June 30, 2005, Lantronix recorded revenues of $48.5 million and a net loss of $7 million or $0.12 per share, compared with revenues of 48.9 million and a net loss of $15.7 million or $0.28 per share for fiscal year 2004.

With respect to the sources of revenues, during the year, approximately 30.0 million came from our device networking category, 12.3 million came from IT management category and 6.2 million from non-core other product lines. A year earlier, in fiscal 2004, 27.5 million came from device networking, 12.6 million came from IT management and 8.8 million came from non-core product lines.

For fiscal year 2005, sales in the Americans accounted for 64% of revenues and international sales were 36% of revenues. Our GAAP gross margin for the fiscal year ended June 30 was 49.8%, compared to 48.8% for the fiscal year ended June 2004. Operating expenses for the 12 months ended June 30, 2005, were 31.2 million, compared with 29.5 million for the previous year, when we recorded a credit of approximately $2.1 million in recovered restructuring charges.

Lantronix recorded revenues of $12.2 million in the fourth quarter of fiscal 2005, compared with revenues of 11.9 million for the same period last year and revenues of 12.3 million for the third quarter of fiscal 2005. For the quarter ended June 30, 2005, our net loss was $15,000 or $0.00, per share, representing a dramatic improvement from net loss of $6.8 million or $0.12 per share for the same period last year and a net loss of $1.5 million or $0.03 per share for the March quarter.

Our GAAP gross margin for the fourth fiscal quarter improved to 54.5% from 43.3% for the same period last year and compared to 46.2% for the prior year. Higher gross margin for this quarter is caused by adjustments to our warranty reserves I will discuss in a minute.

Total operating expenses from continuing operations for the quarter ended June 30, 2005, were $6.5 million, compared with 7.6 million for the same period last year and below our financial model target of $7 million. For the quarter ended June 30, 2005, accrued audit fees were revised. In addition, accounting estimates for future warranty expenses that were booked in cost of sales were reduced to reflect improved trends in operations and lower return rates. These changes to accruals reduced expenses overall for the period by approximately $800,000, reducing the net loss for the period. Going forward, we expect operating expenses will be in line with our model target of $7 million.

SG&A expenses for the quarter net of adjustments just mentioned were 5.4 million as compared to 5.3 million for the same period one year ago. R&D expenses have been on target at 1.3 million for the quarter, compared to 2.2 million a year earlier. We continue to develop new products for our core businesses and invest in related intellectual property.

Beginning in July 2005, new accounting rules require us to record stock-based compensation expense to our P&L instead of noting this in our financial statement footnotes. Our stock option and employee stock purchase plans are broad-based. They benefit every employee, and they are considered part of our total compensation package.

In the aggregate, stock-based compensation represents approximately 5% of total paid salaries and fringe benefits. Stock plans are important in recruiting and maintaining -- I'm sorry, in retaining key employees and will now provide us with a competitive advantage in the local employment market. We estimate this total non-cash stock-based compensation expense will be in the range of 250 to $300,000 for fiscal Q1, representing less than $0.01 per share.

Moving forward, we will provide updated estimates of the next quarter's estimated stock compensation expense Moving forward, we will provide estimates for the next quarter's estimated stock compensation expense in advance.

Our balance sheet remains strong, with reasonable balances in our accounts receivable, payable and inventory accounts. Gross inventory was $12.4 million, and after reserves, net inventory was 6.8 million. Accounts receivable balances showed DSOs of about 22 days, which is better than our benchmark of maintaining DSOs of less than 30 days.

We ended the June quarter with $6.8 million in cash, cash equivalents and marketable securities, a positive gain of approximately $165,000 from the March quarter, when we reported $6.6 million. Going forward, we are forecasting our operations as cash positive, as our business is anticipated to grow. In the short run, even though our non-cash expenses may increase beginning next quarter because of new stock-based compensation charges, we expect quarterly bottom-line profitability later in the year, when we achieve increased sales. We're pleased at having met our cash-positive objectives and look forward to fiscal 2006.

Now, I will turn the call back to Marc.

Marc Nussbaum - Lantronix, Inc. - President and CEO

Thank you very much, Jim, and I apologize for any problems with the phone line today. To continue, as the Lantronix story becomes more widely known, a flurry of requests for additional information has followed. Specifically, investors are asking about how we view the M2M marketplace, how the Lantronix business model and strategic plans fit in with this outlook, and ultimately how this all relates to our financial results and valuation.

These requests for additional information have been taken seriously, and providing these forward-looking insights has become an important part of a broader initiative to enhance our communications with the investment community. We're committed to communicating in a manner that is honest, transparent, meaningful and also meets the letter and spirit of our regulatory obligations as a public company.

Just a quick reminder. The following discussion contains forward-looking statements, and actual results could vary significantly from this outlook. On that note, I will now cover the various factors affecting our guidance. At this time, we typically service thousands of companies each quarter, with no single customer making up more than 5% of revenue. Also, we have very few long-term contracts. The majority of our sales are through channel partners, with most orders placed for immediate delivery. While we do carry a small backlog from one quarter to the next, it is not significant enough to use as a predictor of quarterly results.

We believe these characteristics are due both to how we sell and the fact that we are in the dynamic early stages of an emerging market. Due to these characteristics, it is more meaningful if we provide an outlook for the full year rather than individual quarters. For fiscal '06, we have provided guidance of total Company revenue growth of between 10 to 15%. Although this appears modest in light of the opportunity, this range accommodates (ph) today's product mix, it is actually somewhat higher than our largest direct competitor's current guidance. Throughout the year, as we see actual results and the dynamics within the market become apparent, it will be our policy to periodically update or reaffirm these numbers. We believe fiscal 2006 is just the beginning of a multi-year growth period, which could accelerate significantly in '07 and '08.

The outlook for fiscal 2006 was based on several factors including the timing of customer qualifications, the rate of decline in our non-core business lines, the effect of product transitions and, of course, our market outlook. Our market outlook for M2M device networking was based on both independent forecasts and in-house analysis performed by our own marketing organization.

As we have discussed on previous calls, the M2M market is growing, and we believe it is poised to expand significantly over the next several years. It is an emerging industry, one that in many instances is still in its infancy. As with any new technology, initial adoption is often slow at first and deployed by only those few innovators that can afford to invest incrementally in testing out new solutions.

As success builds and the costs associated with creating the technology go down, more companies and institutions begin to invest in the solution, and it will eventually, in the words of Geoffrey Moore, the technology crosses the chasm. This pattern has been repeated time and again with any number of technology innovations. I believe that the case with M2M is no different.

In examining unit growth and adoption rates, is clear that the demand for device networking and M2M is accelerating. Is it growing as fast as we would like? Well, the answer to that, of course, is no. However, according to independent industry analysts, the enablement portion of the M2M market is forecasted to deliver a compound annual growth rate in dollars of up to 45% each year over the next three years.

Lantronix estimates the market is about 367 million units for wired device networking, which at today's average selling price is a target market of about $12 billion. That's 12 billion with a B. We also estimate that for calendar year 2004, only about 1.6% of these devices were network-enabled, indicating we're very early in the cycle. The $200 million question then becomes when will unit growth push the industry into high gear?

With Lantronix device networking year-over-year revenue growth of 10% in dollars and unit growth in excess of 50% -- and by that we mean over 100,000 more units sold in fiscal '05 compared to fiscal '04 -- we are pleased with where the trend is going and believe that it validates our perspective of the market.

Going forward, device networking may follow patterns similar to those of other networking revolutions such as the spread of corporate LANs, the buildout of the Internet, the adoption of storage area networks or SANs and the spread of wireless technology. Perhaps historic data from other transitions can provide insight into the industry's future. Generally, technology adoption follows an S-shaped curve with slower initial growth followed by an accelerated growth period and a later period of slower growth again as the 50% adoption point is approached.

One conclusion from past patterns is that the phases associated with very steep growth rates begins when adoption reaches somewhere between 3% and 10%. Assuming a forward-looking unit growth rate of 50% for device networking and a starting adoption rate in calendar 2004 of 1.6%, we would reach the 3% adoption point sometime in calendar year 2006. While industry analysts are forecasting the market size in dollars will double in about two years, currently our internal estimates are more conservative and call for the market to double in about three to four years. This is without considering the contribution from wireless applications, which would add substantially to this outlook.

Many factors affect the adoption rate in M2M device networking, and Lantronix has taken action to help accelerate the market. Some of these actions have resulted in immediate and ongoing success, and some we anticipate will have longer-term benefits. We have been enormously successful lowering the cost to make it easier for designers to network their product. The XPort family was specifically conceived to break down this barrier to adoption.

In the future, we have the potential to enjoy higher acceptance among end users as companies learn to take full advantage of the new generation of products enabled by XPort. We have planted many seeds that should grow over the next few years.

About one year ago, Lantronix launched a family of standards-compliant wireless products to help customers avoid the time and expense of installing wired infrastructures. We made things easier to deploy while, at the same time, addressing applications where being tethered to a wire was impractical. While Lantronix is a leader in this market, success requires a deployment of reliable wireless infrastructures in the harsh commercial and industrial environments where our products are typically used. It will take the industry time to absorb this new technology, but industry analysts believe wireless solutions could eventually be as large or larger than wired.

Integration with enterprise systems helps end users extract the full value from machine-to-machine networking. Over the past few years, we introduced features to make it easier and more secure to connect EDGE devices with enterprise applications. Our XPort Architect platform is designed to extend this capability. We will continue to work with solution partners to help end users quickly achieve real returns from their M2M investment.

About three years ago, when we started on this path, no one even knew what M2M was. There wasn't even an industry magazine dedicated to it until late 2003. Today, the term is increasingly becoming part of the technology landscape, and mention of it has even appeared in some respected business journals. Entire conferences are now built around M2M, and device networking is featured as part of many trade conferences in verticals such as security, medical, industrial automation and others.

That completes the picture of our markets. We turn to the IT management business. Although we have not elaborated before on the individual moving parts, this will be helpful in understanding our outlook. This business addresses two primary market segments. The largest of these two categories addresses the market for management solutions within large data centers. These products are used to manage complex equipment such as routers, switches, servers and storage subsystems, and also includes certain models sold on an OEM basis to replace dial-up modems. The second market we address is served by our terminal server products. These are typically sold to smaller businesses, either for sharing old, nongraphics-oriented pre-PC computing serial terminals or to connect multiple channel devices in environments not requiring secure communications.

For the past two years, the data center category has consumed virtually all of our IT management, R&D and marketing investment. This category covers our past generation of console servers and the new SecureLinx family, which provides our latest-generation console servers, digital RemoteKVM products and managed power conditioners.

Over the past 18 months, we have introduced three new product families, all directed at the data center customer. We have been successful growing this category over the past several quarters and expect the trend to continue. According to independent industry analysts, the outlook for the market is 10 to 16% growth in each of the next several years.

The terminal server category does not have an independent industry forecast that we can reference. However, the market is on a slow decline or perhaps flat. Sales in the June quarter of these products were about 1 million, down about 11% over the same period one year ago. While this line of business is profitable for Lantronix, we expect revenues may decline in fiscal 2006.

In summary, last year, we shifted this business to focus on the large data center market. Overall IT management result should begin to reflect this change, delivering improvement beginning in the next few quarters.

I would now like to talk about how we see the current quarter shaping up. We do not expect substantial sequential growth from the June to the September quarter, since summer historically tends to be the lowest period of the year. This is due to a general slowdown in purchasing and the extended shutdown of many of our European customers, who represent 27% of revenue. At the same time, we believe the current quarter will show significant improvement from the same period last year, reflecting the real underlying growth of the Company. We are managing operating expenses in line with our model and expect September to be our second consecutive cash-positive quarter.

I want to be clear that while our current guidance is for total Company growth in the range of 10 to 15% in fiscal 2006, we believe the three-year outlook for growth in our core market significantly exceeds this one-year forecast. This difference is due primarily to lower market growth rates expected in the earlier portion of this three-year period and the ongoing mix change we are managing throughout the business.

Based on current trends, we believe it is reasonable for Lantronix to achieve growth rates north of 20% as the market begins to accelerate. As the Company does grow, while we will increase investments in R&D, today's corporate sales and operations infrastructures should support up to two times current revenue with only a small increase in expenses.

Now, before opening up the phone line for questions, I would like to comment on an issue I know is near and dear to all of you on the call today. Despite our improving fundamentals and the significant growth opportunities ahead, our stock continues to be under-followed, as indicated in part by very low average trading volume.

I want you to know that we are sensitive to this situation and we take this problem very seriously. Now that the Company is emerging from an extended period of flat performance, we will be stepping up communications to get the Lantronix story out to a broader audience. As the fall and winter approaches, we have a full agenda that includes multiple roadshows throughout the country to meet with new potential investors. We are also actively seeking analyst coverage, are planning a targeted mailing and will be attending several investor conferences. Many of you can help Lantronix with these efforts, and we welcome any leads, contacts or introductions that can assist us in getting the word out.

I'm not exaggerating when I say the Lantronix management team is extremely excited about our prospects for fiscal 2006 and beyond. Our belief in the M2M device networking market, the data center IT management market, and the importance of both to our strategy has only increase this past year. We are committed to scaling Lantronix to a highly valued and widely followed investment vehicle through the emerging world of machine-to-machine device networking.

With that, I would like to turn the phone call over to our operator so we can open up the call to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). David Soetebier, JM Dutton.

David Soetebier - JM Dutton - Analyst

Nice quarter, but was wondering if you could talk a little bit about the verticals or maybe the applications on the 1.6% penetration. Where are you seeing the best, I guess, market response at this time?

Marc Nussbaum - Lantronix, Inc. - President and CEO

Sure, David. Let me turn that question over to Chris Humphrey, our VP of Marketing.

Chris Humphrey - Lantronix, Inc. - SVP of Marketing

The device networking market is made up of several verticals, as you so well articulated in your question, and there are a few that Lantronix participates in and continues to see opportunity. Those break down into industrial automation, which is a vertical that traditionally is an early adopter of networking connectivity; security -- building security, David, fire and alarm panels, access control panel-type technology, which leverages premise wiring in buildings; and then telematics, medical and point-of-sale. Those I would call the more opportunistic verticals for us at the moment.

Operator

(OPERATOR INSTRUCTIONS). David Soetebier.

David Soetebier - JM Dutton - Analyst

Earlier in the year, you all announced some partners. I think one of them was in the buildings area, building automation. I'm just wondering if you've had any traction from those partners?

Chris Humphrey - Lantronix, Inc. - SVP of Marketing

Yes, we have. We announced a couple of those, and we have seen traction in building automation, in particular. That's actually a good example of a partner who has taken our XPort technology and done their own value add to better address the needs of the building automation vertical with special protocols, for instance. So, yes, that has become a good business for us, and we continue to feel optimistic about growth going forward.

Marc Nussbaum - Lantronix, Inc. - President and CEO

There are a great number of partners that we have that are not officially announced kind of partners that are taking our product out and doing that same kind of thing in their verticals. So pretty much for every one of these verticals, there's somebody that we are working with that's focusing on that space, and that's part of our vertical marketing focus.

David Soetebier - JM Dutton - Analyst

I'll go ahead with a follow-up. In the wireless area, I guess I got the impression from your comments that that had not really accelerated rapidly yet. There was some, I guess, need for some additional work by the possible users. I guess that's throwing me a little bit. I thought the wireless would be the much easier installation than the hardwired applications.

Marc Nussbaum - Lantronix, Inc. - President and CEO

David, I think what is happening in that space -- it is, in fact, growing significantly for us, and it's essentially meeting our expectations. However, the design-in cycle not only includes getting the product -- getting our product designed into the end device, but then that customer with the end device has to design a whole system and install a wireless infrastructure, in most cases. And some environments are very difficult to do that in, say, a manufacturing floor factory, where there's a lot of noise and issues like that. So to some extent, our customers are going through a learning curve on what it's like to deliver this wireless technology in these noisy environments.

Operator

(OPERATOR INSTRUCTIONS). Bill Kitchel, Millrace.

Bill Kitchel - Millrace - Analyst

I wondered if Jim might give us a little color as to how he sees the operating expense, given the 10 to 15% target revenue growth that Marc outlined. How do you see the model developing under that assumption?

Jim Kerrigan - Lantronix, Inc. - CFO

We've had a lot of experience now in terms of the current target level of expenses. Our overall operating expense target of $7 million, while we get variations from month to month or quarter to quarter in terms of small adjustments or changes, I think we feel very comfortable as an operating team with the headcount that we have, with the level of expenses and the overall visibility and control we have on the expense side of our business.

We have been very pleased with our ability to maintain and even improve our gross margins. If you will note, in today's call, we didn't mention cash gross margins and the long story that's associated with that particular metric. It's because, overall, our operating results have been simplified down to the point where GAAP gross margin will pretty well describe our overall gross margin. We are not impacted by non-cash charges as much.

The pureness of our model is driven by the fact that, with the revenue increases that we expect, with the gross margin of 50% range flowing through that model and with the ability to control operating expenses, we feel a great deal of confidence and a sense of being in control of the model from the standpoint of when our revenues increase, we will achieve more cash generation and we will achieve profitability.

Marc Nussbaum - Lantronix, Inc. - President and CEO

Our thinking right now is that as we grow revenue, a relatively small portion of that will have to cover increases in expenses. For instance, our sales force is highly leveraged. We have sales management in place, but we pay for sales expense on an incremental, as-we-go basis through manufacturer reps and other indirect sales partners. Also, our manufacturing is all outsourced, to Asia for the most part, so that we don't really have any capital investments to make.

So we believe operating expenses as a percent of total revenue will come down pretty dramatically as the revenue starts to grow, and we'll be able to drop a lot of that 50% margin that Jim talked about directly to the pretax earnings.

Bill Kitchel - Millrace - Analyst

We have absorbed a fair amount of price erosion in the more mature product offerings over the last year or so. How do you view the unit growth prospects for '06 in the device networking, and how much price compression would you anticipate?

Marc Nussbaum - Lantronix, Inc. - President and CEO

Let me do your question, Bill. Our experience so far in the device networking space in terms of price compression has been it's been fairly stable. And for me, fairly stable is anything under 10% is doing pretty good on an annual basis. And it's been well, well under that. So hopefully, that will continue for us.

There are so many customers out there looking for these products, and frankly, it's a pretty fragmented market. So it's hard; we don't often bump into our competitors in this space. We believe from a unit standpoint that we are going to see, potentially, an acceleration in the number of units shipped over the next year. And although we had these very high growth rates of 50% (technical difficulty) -- a little noise in the background there -- we expect those numbers to continue.

Okay. Any other questions?

Operator

We are showing no further questions at this time. I'll turn the call back to you.

Marc Nussbaum - Lantronix, Inc. - President and CEO

Thank you very much, everybody. Jim and I look forward to reporting to you on our results for the first fiscal 2006 quarter in early November. Thank you for participating in today's call, and have a great evening. Bye-bye.

Operator

Ladies and gentlemen, that does conclude our conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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